Exhibit 21.0

WINN-DIXIE STORES, INC.

SUBSIDIARIES OF REGISTRANT

Winn-Dixie Stores, Inc. (the Registrant) has no parents.

The following list includes all of the subsidiaries of the Registrant as of June 27, 2007, except one wholly-owned, inactive subsidiary of the Registrant.

All of the subsidiaries listed below are included in the Consolidated Financial Statements. The Consolidated Financial Statements also include the one presently inactive subsidiary mentioned above.

Each of the following subsidiaries is owned by the Registrant, except that five subsidiaries, the names of which are indented, are owned by the subsidiary named immediately above the indentation. All subsidiaries are wholly owned.

Subsidiary	State of Incorporation

Deep South Products, Inc.	Florida

Winn-Dixie Logistics, Inc.	Florida

Winn-Dixie Warehouse Leasing, LLC	Florida

Winn-Dixie Montgomery, Inc.	Florida

Dixie Spirits, Inc.	Mississippi

Winn-Dixie Montgomery Leasing, LLC	Florida

Winn-Dixie Procurement, Inc.	Florida

Winn-Dixie Raleigh, Inc.	Florida

Winn-Dixie Raleigh Leasing, LLC	Florida

Winn-Dixie Supermarkets, Inc.	Florida

Winn-Dixie Stores Leasing, LLC	Florida

Winn-Dixie Properties, LLC	Florida

Dixie Spirits Florida, LLC	Florida

WIN General Insurance, Inc.	South Carolina